UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 30, 2012

John Bean Technologies Corporation (Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-34036 (Commission File Number)	91-1650317 (IRS Employer Identification No.)

70 West Madison Street
Chicago, Illinois 60602
(Address of Principal executive offices, including  Zip Code)

(312) 861-5900
(Registrant's telephone number, including area code)

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 30, 2012 (the “Effective Date”) each of John Bean Technologies Corporation, John Bean Technologies B.V. and John Bean Technologies AB (the “Borrowers”) entered into a Credit Agreement (the “Credit Agreement”) with JPMorgan Chase Bank, N.A., as administrative agent, and the other lenders and parties signatory thereto. The Credit Agreement provides for a $300 million revolving credit facility, and the commitments thereunder shall expire on November 30, 2017. In addition, John Bean Technologies Corporation may cause the commitments to increase (by way of additional revolving loan capacity or term loans) by up to an additional $150 million, subject to approval of the applicable lenders providing such additional financing.  Borrowings by the Borrowers under the Credit Agreement may be used for general corporate purposes, including working capital and permitted acquisitions.  Certain subsidiaries of John Bean Technologies Corporation have agreed to be jointly and severally liable for the obligations of certain Borrowers under the Credit Agreement, and John Bean Technologies Corporation has agreed to be liable for the obligations of the other Borrowers under the Credit Agreement.

Revolving loans designated by the Borrowers as “ABR Borrowings” (which must be denominated in U.S. dollars) that are outstanding under the Credit Agreement bear interest at a rate per annum equal to the Alternate Base Rate (as defined in the Credit Agreement), plus the Applicable Rate (as defined in the Credit Agreement). Revolving loans designated by the applicable Borrower as “Eurocurrency Borrowings” (which may be denominated in any Agreed Currency (as defined in the Credit Agreement) selected by the applicable Borrower, including U.S. dollars) that are outstanding under the Credit Agreement bear interest at a rate per annum equal to the Adjusted LIBO Rate (as defined in the Credit Agreement) for the interest period in effect for such borrowing, plus the Applicable Rate (as defined in the Credit Agreement).

The Credit Agreement contains customary events of default. If an event of default occurs and is continuing, the Borrowers may be required immediately to repay all amounts outstanding under the Credit Agreement and the commitments from the Lenders may be terminated. Lenders holding more than 50% of the loans and commitments under the Credit Agreement or the administrative agent may elect to accelerate the maturity of the loans and/or terminate the commitments under the Credit Agreement upon the occurrence and during the continuation of an event of default.

The Credit Agreement replaced the July 31, 2008 Credit Agreement among John Bean Technologies Corporation, John Bean Technologies B.V., JPMorgan Chase Bank, N.A. and the other parties thereto, which agreement was terminated in connection with the effectiveness of the Credit Agreement.  No early termination fees were incurred by John Bean Technologies Corporation in connection with such termination.

The description of the Credit Agreement set forth above is qualified in its entirety by the Credit Agreement filed in this Form 8-K as Exhibit 10.1 and incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement.

The information set forth under Item 1.01 of this Form 8-K is incorporated into this Item 1.02 by reference.

Item 2.03 Creation of a Direct Financial Obligation of a Registrant.

The information set forth under Item 1.01 of this Form 8-K is incorporated into this Item 2.03 by reference.

Item 9.01  Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description

10.1
Credit Agreement, dated November 30, 2012, among John Bean Technologies Corporation, John Bean Technologies B.V., John Bean Technologies AB, JPMorgan Chase Bank, N.A. and the other lenders and parties signatory thereto.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

John Bean Technologies Corporation

Date: December 3, 2012	By:	/s/ Ronald D. Mambu
	Name:	Ronald D. Mambu
	Title:	Vice President and Chief Financial Officer

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